Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into this 23rd day of April, 2004, by Angiotech Pharmaceuticals, Inc., a British Columbia corporation (the Company"), and William L. Hunter, MD (the "Employee").

BACKGROUND

The Company desires to retain the services of the Employee in the capacity stated herein, and the Employee is willing to be employed by the Company in such capacity, on the terms and subject to the conditions set forth in this Agreement. Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

AGREEMENT

1.

Positions and Duties

1.1 Title. The Company hereby agrees to employ the Employee, and the Employee agrees to serve the Company as a member of the Board of Directors of the Company (the "Board") and as President and Chief Executive Officer, subject to the terms and conditions set forth in this Agreement.

1.2 Duties. The Employee shall report directly to the Board and perform those duties which are customary with the position of President and Chief Executive Officer, together with such additional duties as may be established by the Company's Board of Directors. The Employee shall devote all of his business time, energy, and skill to the affairs of the Company and shall discharge his duties honestly, faithfully and to the best of his ability. The Employee agrees that his hours of work will vary and may be irregular and will be those hours reasonably required to meet the objectives of his employment. The Employee agrees that the compensation described in Section 3 of this Agreement compensates him for all hours worked.

1.3 Avoidance of Conflicts of Interest. The Employee will comply with all policies and directives regarding conflicts of interest adopted from time to time by the Board. The Employee will not serve as a director, officer, employee or agent of or hold any position or office with any corporation, firm, person or entity other than the Company (the "Outside Interest") without obtaining prior written approval from the Board, such approval not to be unreasonably withheld The Board may in its sole discretion require the Employee to resign from any Outside Interest if the Board is of the opinion that the Outside Interest has resulted in or is reasonably likely to result in a conflict of interest.

1.4 Additional Board Membership. If and to the extent the Employee is requested to serve as an officer on a board of directors of any affiliate of the Company (other than the Company), the Employee agrees to serve in such capacity(ies) without additional compensation. If the Employee is so requested by the board of directors of such companies, to resign from a board or officer position, whether due to termination of employment or otherwise, the Employee agrees to so resign, and such resignation will not constitute a constructive dismissal or otherwise constitute a breach of this Agreement.

2.

Term of Agreement. The team of this Agreement shall begin on the date first noted above (the "Effective Date") and shall continue until terminated by either party at such party's sole discretion and in accordance with Section 4 herein.

3.

Compensation.

3.1

Base Salary. As payment for the services rendered by the Employee during the Term of this Agreement, the Company shall pay to the Employee an annualized base salary (the "Base Salary") of CDN $693,078 per year. The Base Salary, as earned, shall be payable on the Company's normal payroll schedule and is subject to lawfully required withholdings. Increases in the Base Salary shall be subject to the Board's discretion, exercised from time to time based on performance and other factors deemed relevant by the Board. The Base Salary shall be reviewed annually within 90 days of the end of the Company's fiscal year end.

3.2

Employee Benefits. The Employee shall be entitled to be enrolled in all employee benefits that the Company may make generally available from time to time for its comparably situated executive employees, including those available, if any, under any group health, dental, life or disability insurance plans. The benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under the insurance benefits package will be governed by the terms of such documents or policies. The Company reserves the right to unilaterally modify, amend, and terminate any benefits and benefit plans.

3.3

Stock Options. The Employee shall be eligible to receive options to purchase shares of the common stock of the Company, as determined by the Board from time-to time. The terms and conditions of such stock options shall be governed by the stock option plan applicable to such stock options granted to the Employee (collectively all such stock option plans, the "Stock Option Plan") and the stock option agreements between the Company and the Employee in respect of such stock options (collectively the "Stock Option Agreements

3.4

Bonus. The Employee will be eligible for bonuses and/or additional stock options in accordance with any Incentive Plans established from time to time by the Board of Directors in its discretion.

3.5

Vacation. The Employee shall be entitled to paid vacation which shall accrue pro rata The Employee shall be entitled to paid vacation, accrued during the course of the year, of five weeks' vacation per year. Unused accrued vacation may be carried over to the following year in an amount equal to the annual vacation accrual hereunder, or, if different, the maximum amount allowable under the Company's standard policy for its employees in effect from time to time. Unused vacation in excess of the allowed carry over shall be forfeited. The Employee shall also be entitled to such holidays with full pay as the Company generally affords its employees.

3.6

Deductions from Compensation. The Company shall be entitled to deduct and withhold from all compensation payable to the Employee all amounts it reasonably determines are required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

3.7

Travel and Other Expenses. The Company shall pay or promptly reimburse the Employee for those travel, promotional and similar expenditures incurred by Employee which the Company determines are reasonably necessary for the proper discharge of the Employee's duties under this Agreement and for which the Employee submits appropriate receipts and indicates the amount, date, location and business character. Travel and other expenses will be reviewed and approved by the Chair of the Board on a regular basis.

3.8

Additional Benefits. In addition to the benefits set forth above, the Employee shall also be entitled to receive during the term of employment those benefits set forth on Exhibit A hereto. The Employee shall be solely responsible for personal income tax liability, if any, arising from the Company's provision of such benefits; however, the Company may be required to withhold certain amounts as required by CCRA in the event that the benefits are determined to be taxable benefits.

4.

Termination.

4.1

Termination For Cause. The Company may terminate this Agreement at any time without prior notice for "cause" (as defined below) with no severance or other obligation to the Employee, other than payment of the amount of unpaid earned Base Salary accrued pursuant to Section 3.1 to the date of such termination.  For purposes of this Agreement "cause" shall consist of (a) any act or acts which at common law in the Province of British Columbia are just cause for dismissal; or (b) a material breach of the Code of Ethics adopted by the Board and agreed to by the Employee, as amended from time to time.  A resignation by the Employee at any time after the occurrence of an event which would constitute cause for termination by the Company shall be considered a termination by the Company for cause. In the event of termination of the Employee's employment under this paragraph, the Employee's rights with respect to any and all stock options will be governed, in all respects, by the applicable stock option agreement under which such options were granted.

4.2

Termination Without Cause. Subject to the conditions stated in Sections 4.4 and 4.5, the Company may terminate this Agreement, without cause, at any time for any reason, or no reason, and with or without notice.

4.3

Voluntary Termination By Employee Upon Good Reason. Subject to the conditions stated in Sections 4.4 and 4 5, this Agreement may be terminated by the Employee for Good Reason. "Good Reason" means

(a)

a change in title of the Employee as set forth in Section 1.1;

(b)

a material reduction in the authority or responsibility of the Employee;

(c)

one or more reductions, in the cumulative amount of 5 percent or more, in the Base Salary of the Employee;

(d)

any notification to the Employee that his principal place of work will be relocated by a distance of 80 kilometres or more; or

(e)

removal of the Employee from the Board of the Company for any reason other than termination of this Agreement for cause.

4.4

Severance. In the event the Employee's employment is terminated (a) by the Company without cause; or (b) by the Employee for Good Reason, subject to the conditions stated herein and if the Employee does not elect to enter into the Consulting Agreement referred to in Section 4.5 below, upon the date the written notice of termination is given to the Employee or the Company (the "Termination Date"), the Company shall provide the Employee with the following:

(a)

Severance. The Company shall pay the Employee a lump sum amount equivalent to 12 months' salary plus an amount equal to the average of annual bonus payments received by the Employee in the previous three years of employment, within five business days of such termination of employment. In addition, the Company shall pay the Employee a regular monthly payment equivalent to one- half Base Salary, for 24 months following the Termination Date (the "Severance Period"). Payment will be subject to the usual deductions and will be made from the Company payroll. If the Employee is entitled to compensation and benefits arising from termination of employment due to change of control under the Executive Change of Control Agreement between the parties, such compensation and benefits shall be in lieu of and not in addition to compensation under this Section 4.4.

(b)

Bonus. During the Severance Period, the Employee will be entitled to receive an amount equal to the average of annual bonus payments received by the Employee in the previous three years of employment. The bonus payment will be made in twenty-four equal regular monthly payments during the Severance Period, at the same time as the payment of monthly salary pursuant to paragraph 4.4(a) herein is made.

(c)

Benefits. The Company shall provide, or pay to the Employee an amount equal to the cost to the Company for 24 months for providing, the benefits set out in Section 3.2 and Exhibit "A" to this Agreement.

(d)

Stock Options. Any outstanding vested stock options held by the Employee on the Termination Date shall be exercised by the Employee within 30 days of the Termination Date, and if not so exercised, shall be cancelled, and any unvested options held by the Employee on the Termination Date shall be cancelled.

(e)

Notwithstanding the foregoing, the Company's obligation to make severance payments, pay bonus payments and provide benefits pursuant to this Section 4.4 is expressly conditioned upon the Employee's ongoing compliance with the provisions of the Confidentiality, Inventions and Non-Competition Agreement. In the event the Employee materially breaches the tern's of such agreement, the Company's obligations hereunder shall automatically terminate, without any notice to the Employee. The Employee agrees that severance as provided for in Sections 4.4 and 4.5 herein shall be the sole consideration to which he is entitled in the event of the termination of his employment without cause or for Good Reason, and that severance will not be paid in the event of termination with cause or resignation without Good Reason, except as set out in Sections 4.4 and 4.5 and the Employee expressly waives and relinquishes any claim to other or further consideration. Severance pay, bonus pay and provision of benefits under this Section 4.4 are expressly conditioned upon the Employee's execution and delivery of a release of all claims against the Company in a form satisfactory to the Company, acting reasonably.

4.5 Consulting Agreement. If the Employee wishes to retire or resign (provided that in connection with such retirement or resignation the Employee does not enter into any gainful employment for two years, other than the Consulting Agreement (as defined below)), terminates his employment for Good Reason or is terminated without cause (any of the foregoing hereinafter the "Event"), the Company shall offer the Employee a consulting agreement (the "Consulting Agreement"), to be effective the day prior to the Event, substantially on the terms set out on Exhibit B attached hereto, to allow the Employee to work on a part-time basis as a management consultant, for a period of 24 months after the date of the Event (the "Transitional Term"). Any outstanding and vested stock options held by the Employee on the day of the Event (the "Existing Options") shall remain unaffected by the Event and shall not be cancelled as a result of the Event, subject to the teens of the Consulting Agreement. Any outstanding but unvested stock options held by the Employee on the day prior to the Event shall be deemed to be immediately vested on such prior day, to the same extent such stock options would have vested on or before 24 months after the Event (the "Accelerated Options"), if the Event had not occurred, and the non-vested portion of any stock options which would have vested after such 24 month period shall be cancelled as of the Event. The Employee shall have the right to exercise the Existing Options and the Accelerated Options within the earlier of (i) 30 days of the end of the Transitional Term, (ii) 30 days after the termination of the Consulting Agreement by the Employee and (iii) the expiry dates of the respective Existing Options and Accelerated Options. The Company covenants to take all acts and execute all documents necessary to ensure that existing and future stock option agreements between the Company and the Employee contain vesting provisions consistent with the terms set out in this paragraph.

Notwithstanding the foregoing, the Company's obligation in this Article 4.5 is expressly conditioned upon the Employee's ongoing compliance with the provisions of the Confidentiality, Inventions and Non-Competition Agreement. In the event the Employee materially breaches the terms of such agreement, the Company's obligations hereunder and the Consulting Agreement shall automatically terminate, without any notice to the Employee, provided that in the event the Company terminates the Consulting Agreement without cause, the Employee shall be automatically released from any and all obligations pertaining to the non- compete provisions under the Confidentiality, Inventions and Non-Competition Agreement, and any and all amounts payable under the Consulting Agreement shall become immediately payable. In the event the Company terminates the Consulting Agreement for cause or the Employee terminates the Consulting Agreement, the non-compete provisions under the Confidentiality, Inventions and Non-Competition Agreement shall continue to apply and be enforceable, and only those amounts payable by the Company under the Consulting Agreement until the date of termination of the Consulting Agreement shall become immediately payable.

4.6 Return of Company Property. At the time of termination of this Agreement, or as earlier requested, the Employee shall return to the Company all products, books, records, forms, specifications, formulae, data, data processes, designs, papers and writings relating to the business of the Company, including without limitation Confidential Information, proprietary or licensed computer programs, customer lists and customer data and/or copies or duplicates thereof in the Employee's possession or under the Employee's control. The Employee shall not retain any copies or duplicates of such property and all licenses granted to him by the Company to use computer programs or software shall be revoked as of the date of such termination.

5.

Change of Control. Concurrently with the execution of this Agreement and as a condition precedent to the Employee's obligations hereunder, the Company shall execute and deliver to the Employee, the Executive Change of Control Agreement attached hereto as Exhibit C. The Employee is subject to a certain Executive Change of Control Agreement with the Company dated June 6, 2000, which agreement shall be deemed superseded in its entirety and of no further force and effect upon the Company's delivery to the Employee the agreement attached as Exhibit C fully executed by the Company.

6.

Confidentiality, Inventions, Information and Non-Competition Agreement.  Concurrently with the execution of this Agreement and as a condition precedent to the Company's obligations hereunder, the Employee shall execute and deliver to the Company the Confidentiality, Inventions and Non-Competition Agreement attached hereto as Exhibit D. Subject to Section 4.5 and the tends and conditions of the Consulting Agreement, the provisions of such Confidentiality, Inventions, Information and Non-Competition Agreement shall remain in full force and effect after termination of employment, whether for cause or without cause.

7.

Other Provisions.

7.1 Compliance With Other Agreements. The Employee represents and warrants to the Company that the execution, delivery and performance of this Agreement and the Confidentiality, Inventions and Non-Competition Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which the Employee is a party or by which he is bound. The Employee acknowledges that the Company is relying on his representation and warranty in entering into this Agreement, and agrees to indemnify the Company from and against all claims, demands, causes of action, damages, costs or expenses (including attorneys' fees) arising from any breach thereof.

7.2 Nondelegable Duties. This is a contract for the Employee's personal services. The duties of the Employee under this Agreement are personal and may not be delegated or transferred by the Employee in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by the Employee during his life.

7.3 Entire Agreement. This Agreement, the Confidentiality, Inventions and Non-competition Agreement, the Stock Option Plan, the Stock Option Agreements and the Executive Change of Control Agreement are the only agreements and understandings between the parties pertaining to the subject matter of said agreements, and supersede all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter. This Agreement and any documents and agreements to be delivered pursuant to this Agreement supersede all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition or collateral agreement affecting this Agreement, other than as expressed in writing in this Agreement. Without limiting the foregoing, the parties acknowledge and agree that the Employee Confidentiality Inventions and Non-Competition Agreement dated October 1992 between the parties (the "Proprietary Rights Agreement") is superseded by the terms of this Agreement with effect as of the date of this Agreement, except that all matters governed by the Proprietary Rights Agreement prior to the effective date of this Agreement and the parties' respective rights and obligations with respect thereto will continue to be governed by the Proprietary Rights Agreement as if that agreement remained in full force and effect.

7.4 Administrative Assistance. The Company hereby acknowledges that the Company does not restrict the Employee from choosing to hire one or more personal administrative assistants to assist him in performing some of the administrative duties set out in the Employment Agreement. However, while the Employee may hire one or more personal administrative assistants, the Employee shall be solely responsible for the payment of salary and benefits to such personal administrative assistants and the Company shall have no legal obligations owed to such personal administrative assistants or to the Employee relating to the employment of such personal administrative assistants. The Employee shall indemnify the Company for any costs directly or indirectly incurred by the Company with respect to the Employee's employment or personal administrative assistants.

7.5 Further Assurances. The Company shall take any and all steps necessary to implement the terms and conditions set out in this Agreement.

7.6 Governing Law, Venue. This Agreement shall be governed by and construed according to the laws of the Province of British Columbia. The prevailing party shall be entitled to reasonable lawyers' fees and costs incurred in connection with any litigation arising under or related to this Agreement.

7.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

7.8 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall he construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for non-compliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such non-compliance or breach.

7.9 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

7.10 Notice. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice. Any party may change such party's address for notices by notice duly given pursuant to this Section 7.8.

7.11 Disputes. Subject to Article 4 of Exhibit D, all disputes arising out of or in connection with the employment relationship between the parties, including disputes arising out of or in connection with this Agreement, are to be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre, pursuant to its Rules. The place of arbitration will be Vancouver, British Columbia.

7.12 Headings, Pronouns. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any and all uses of masculine or feminine pronouns herein are solely to aid in the ease of reading this Agreement and any such pronoun usage shall have equal application to the members of the opposite gender.

7.13 Independent Legal Advice. The Employee agrees that the contents, terms and effect of this Agreement have been explained to him by a lawyer retained by him and are fully understood. The Employee further agrees that the consideration described aforesaid is accepted voluntarily for the purpose of employment with the Company under the terms and conditions described above.

7.14 Counterparts. This Agreement may be executed by the parties in counterpart, and may be delivered by fax. Notwithstanding the date of the execution of and delivery of any such counterparts, their date of execution shall be deemed to be the effective date of this Agreement as set out above.

SO AGREED as of the date first entered above.

Angiotech Pharmaceuticals, Inc.	Employee
/s/ David T. Howard	/s/ William Hunter, MD
David T. Howard	William Hunter, MD
Chair of Compensation Committee	President and Chief Executive Officer
Board of Directors

EXHIBIT A TO EXECUTIVE EMPLOYMENT AGREEMENT
OF WILLIAM L. HUNTER, MD

Additional Benefits (if none are listed, there are no additional benefits)

Initialled by Company Representative:
1.	The Company will pay for your monthly car lease to a maximum amount of CDN $3,000 per month.	/s/ DTH

2.	The Company will pay for your annual tax planning and tax preparation in an amount not to exceed CDN $20,000 per year.	/s/ DTH

3.

The Company will pay for expenses incurred for your spouse to accompany you on business travel once a quarter and for your entire family, including your nanny, to accompany you on business travel twice a year, to an amount not to exceed CDN $75,000 per year.

/s/ DTH

4.

The Company will pay for a CDN $5,000,000 term life insurance policy, with the beneficiary to be named by you, to cover any estate taxes and other expenses incurred by your beneficiary due to your death.

/s/ DTH

5.	Should private health care become available in Canada, the Company will pay the costs for insurance coverage for you and your dependent.	/s/ DTH

6.

The Company will make available to you and your dependents enrolment and coverage in the Angiotech Pharmaceuticals (US), Inc. employee medical plan or pay for the costs for you and your dependents to attain similar medical coverage in an individual plan in the USA.

/s/ DTH

7.	The Company will pay for the cost for you to have an executive medical once per year.	/s/ DTH

EXHIBIT B
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into effective _____, 2004 (the "Effective Date") by Angiotech Pharmaceuticals, Inc., a British Columbia corporation (the "Company"), and Dr. William L. Hunter ("Consultant").

BACKGROUND

WHEREAS:

A.

the Consultant has been employed by the Company pursuant to a certain Executive Employment Agreement ("EEA") dated ________, 2004;

B.

the Consultant and the Company have agreed to enter into this Agreement whereas the Consultant wishes: to retire from the Company; to voluntarily terminate his employment as an employee for Good Reason (as defined in the EEA); or is being terminated without cause, and in any event such cessation as an employee of the Company is to be effective the first calendar day following the date of this Consulting Agreement; and

C.

the Company desires to retain the services of the Consultant to provide transitional services as described herein, and the Consultant desires to provide such services and thereby obtain consideration to which he is not otherwise entitled, on the terms and subject to the conditions set forth in this Consulting Agreement;

THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

AGREEMENT

1.

Termination of Existing Agreement.      The Executive Employment Agreement shall be deemed terminated and of no further force or effect as of 11:59 p.m., PDT, on the first calendar day following the date of this Consulting Agreement (the "Termination Date").The Consultant shall be deemed to have voluntarily retired and thereby resigned from his employment. The Consultant agrees that he shall not stand for re-election as a director of the Company after expiration of the Consultant's current term, unless so requested by the Company. Nothing herein shall be deemed to waive or impair the Consultant's duties, rights or entitlements arising under the Executive Employment Agreement prior to the Termination Date.

2.

New Position and Duties.

2.1 Title. The Company hereby agrees to employ the Consultant and the Consultant agrees to serve the Company as its Management Consultant, subject to the terms and conditions set forth in this Consulting Agreement.

2.2 Duties. The Consultant shall report directly to the Board of Directors or any officer of the Company designated by the Board of Directors, assist the Company as reasonably requested in the transition of his job duties and responsibilities to his successor as designated by  the Company, and provide assistance to the Company in advancing its business interests. The Company in its sole discretion may alter the Consultant's job title and/or duties, provided that  any such alteration shall not require Consultant to devote time in excess of that specified in Section 2.3 below. The Consultant shall discharge his duties honestly, faithfully and to the best of his ability.

2.3 Efforts.

The Consultant shall devote an average of one hundred and twenty (120) hours per calendar quarter to his duties hereunder, or such lesser amount as may be requested by the Company. The Consultant shall maintain contemporaneous records of his time expenditures, tracked in hourly increments. The Consultant agrees to make himself available to perform his duties within three business days of being provided notice his services are needed unless Consultant is unavailable; the Consultant further agrees that he will not be unavailable for a period in excess of two weeks consecutively or twelve weeks cumulatively during the Term of this Consulting Agreement unless otherwise agreed in writing by the Company, acting reasonably. The parties agree that the Consultant generally will be able to fulfill his duties hereunder via telephone and electronic communications and will not be deemed unavailable if he is thereby in communication with the Company, but the Consultant acknowledges his physical presence may be required on occasion at the offices of the Company or at other locations, upon reasonable advance notice. Notwithstanding the forgoing, the Consultant agrees to provide such services as necessary to qualify as a "Service Provider" as defined in the Company's stock option plans applicable to the Consultant immediately prior to the Termination Date.

3.

Term of Agreement. The term of this Consulting Agreement shall begin on the date of this Consulting Agreement and end on the second anniversary of the Termination Date, unless earlier terminated as provided herein (with the actual period of services provided hereunder referred to as the "Tenn."). The parties agree that the consulting services provided hereunder is at  will, meaning that either party can terminate the consulting relationship at any time, with or without cause or notice, with no further obligation to the other except as provided herein.

4.

Consideration.

4.1 Salary. Within five business days of the execution of this Agreement, the Company shall pay the Consultant a lump sum amount equivalent to the Consultant's salary as  an employee of the Company for the previous twelve months, without deduction (the "Salary  Lump Sum"). In addition, as payment for the services rendered by the Consultant during the  Term, the Company shall pay to the Consultant a regular monthly payment equivalent to one-  half of the monthly salary received by the Consultant immediately prior to the Termination Date ("Salary") throughout the Term of this Agreement. The Salary, as earned, shall be payable on  the Company's normal payroll schedule and shall not be subject to any withholdings.

4.2 Bonuses. In addition to the payment of the Salary Lump Sum and the Salary during the Term of this Consulting Agreement, the Consultant will be paid a lump sum signing  bonus in the amount of $         , being equal to the average annual bonus payments received by the Consultant as an employee of the Company during his previous three years of employment (the "Signing Bonus") with the Company. The Signing Bonus will be paid in lump sum, without withholdings, contemporaneously with the Salary Lump Sum payment. Furthermore, during the Term, the Company shall pay the Consultant an amount equal to the average of annual bonus payments received by the Consultant in the last three years prior to the Termination Date, in 24 equal regular monthly payments, payable with the Salary, and without withholdings.

4.3 Consultant Benefits. The Consultant shall be entitled to continuation of employee benefits during the Term, to the extent provided immediately prior to the Termination Date. If any group insurance plan under which Consultant and his dependents are covered at the beginning of or during the Term does not permit Consultant's and/or his dependents' ongoing coverage during the Term, the Company will provide, or reimburse Consultant for the cost of maintaining comparable coverage, if Consultant desires such coverage, under an individual plan or policy. The Company will pay the Consultant a tax gross-up payment of forty percent (40%) of the costs of such benefits coverage to the extent the Company's payment of the same constitutes taxable income to the Consultant, which payment shall be made to the Consultant by February 28th of the year following that in which the taxable event occurred.

 4.4 Vested and Unrested Stock Options. The Consultant shall not, by operation of this Consulting Agreement lose any rights in and to any stock options held by him on the day prior to the Termination Date, except as provided herein. Any outstanding and vested stock options held by the Consultant on the day of the Termination Date (the "Existing Options") shall remain unaffected by the Termination Date and shall not be cancelled as a result of the Termination Date, subject to the terms of this Consulting Agreement. Any outstanding but unvested stock options held by the Employee on the day prior to the Termination Date shall be deemed to be immediately vested on such day prior to the Termination Date, to the same extent such stock options would have otherwise vested within 24 months after the Termination Date, if such termination had not occurred (the "Accelerated Options"). Any other stock options (i.e. those which would have vested after such 24 month period) shall be cancelled on the Termination Date. With respect to Existing Options and Accelerated Options, the Consultant shall have until the earlier of (i) 30 days after the end of the Termination Date, (ii) 30 days after the Term if terminated by the Consultant and (iii) the expiry dates for the Consultant's respective Existing Options and Accelerated Options as set forth in the applicable Stock Option Agreement to exercise the Existing Options and Accelerated Options. Any Existing Options and Accelerated Options not exercised by such date shall terminate. Except as expressly set forth herein, the terms and conditions of the Existing Options and Accelerated Options shall be governed by the Company's stock option plan applicable to the Consultant's stock option agreements immediately prior to the Termination Date, which is incorporated herein by reference and which, together with any stock option agreements with the Consultant shall control such stock options in all respects. The Company covenants to take all acts and execute all documents necessary to ensure that existing and future stock option agreements between the Company and the Consultant contain vesting provisions consistent with the terms set out in this paragraph.

4.5 Deductions from Compensation. The Company shall not deduct or withhold from any compensation or consideration payable to the Consultant hereunder any amounts it would otherwise have lawfully deducted or withheld had the Consultant been an employee of the Company. The Consultant hereby agrees to indemnify the Company in the event that Canada Customs and Revenue Agency ("CCRA") makes a claim against the Company for failing to withhold any amounts from payments to the Consultant hereunder that the CCRA determines were to have been withheld or lawfully deducted by the Company.

4.6 Travel and Other Expenses. The Company shall pay or promptly reimburse the Consultant for those travel, promotional and similar expenditures incurred by Consultant which the Company determines are reasonably necessary for the proper discharge of the Consultant's duties under this Consulting Agreement and for which the Consultant submits appropriate receipts indicating the amount, date, location and business character of the expenses.

5.

Termination.

5.1 Termination for Cause. The Company may terminate this Agreement at any time without prior notice for "cause" (as defined below) provided that it shall pay to the Consultant the full amount of unpaid earned Salary and bonus the Consultant would have been paid pursuant to Sections 4.1 and 4.2 through to the end of the Term. For purposes of this Agreement "cause" shall consist of any act or acts which at common law in the Province of British Columbia are just cause for dismissal as if the Consultant was an employee of the Company. A resignation by the Consultant at any time after the occurrence of an event which would constitute cause for termination by the Company shall be considered a termination by the Company for cause. In the event of the termination of the Consultant's retainer under this provision of this Agreement, the Consultant's rights with respect to any and all stock options previously and hereafter vested or granted by the Company shall be governed in all respects by the applicable Stock Option Plan under which such options were granted.

5.2 Termination Without Cause. The Company may terminate this Agreement at any time without cause provided that it shall pay to the Consultant the full amount of unpaid earned Salary and bonus the Consultant would have been paid pursuant to Sections 4.1 and 4.2 through to the end of the Term had there been no termination, contemporaneously with such termination. In the event of the termination of the Consultant's employment under this provision of this Agreement, the Consultant's rights with respect to any and all stock options previously and hereafter vested or granted by the Company shall be governed in all respects by the applicable Stock Option Plan under which such options were granted. If the Company terminates this Agreement without cause, or for any reason other than cause, the Company expressly acknowledges and agrees that the Consultant shall be immediately released from any and all non-compete provisions or covenants, under this or any other agreement, between the Company and the Consultant, without any further action, and whether or not the Company has made the payments required pursuant to this section in accordance with its terms.

6.

Confidentiality, Inventions and Non-Competition Agreement. The Consultant's Confidentiality, Inventions and Non-Competition Agreement dated             , 2004 shall remain in full force and effect during this Consulting Agreement, except as provided for in Section 5 herein.

7.

Other Provisions.

7.1 Compliance with other Agreements. The Consultant represents and warrants to the Company that the execution, delivery and performance of this Consulting Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment,  injunction, contract, agreement, commitment or other arrangement to which the Consultant is a party or by which he is bound. The Consultant acknowledges that the Company is relying on his representation and warranty in entering into this Consulting Agreement, and agrees to indemnify the Company from and against all claims, demands, causes of action, damages, costs or expenses (including legal fees) arising from any breach thereof.

7.2 Nondelegable Duties. This is a contract for the Consultant's personal services. The duties of the Consultant under this Consulting Agreement are personal and may not be delegated or transferred by the Consultant in a manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by the Consultant during his life.

7.3 Entire Agreement As of the Effective Date, this Consulting Agreement, the Confidentiality, Inventions and Non-Competition Agreement, and the stock option agreements (and the stock option plans governing the stock options granted by such stock option agreements) will be the only agreements and understandings between the parties pertaining to the subject matter of said agreements, and supersede all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter. This Agreement and any documents and agreements to be delivered pursuant to this Agreement supersede all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition or collateral agreement affecting this Agreement, other than as expressed in writing in this Agreement.

7.4 Governing Law, Venue. This Consulting Agreement shall be governed by the laws of the Province of British Columbia without regard to its conflicts of laws/rules. The parties hereby agree the venue for all matters and actions arising under this Consulting Agreement shall be and remain exclusively in BC Supreme Court sitting in Vancouver, British Columbia and the parties hereby irrevocably consent to the personal jurisdiction of such courts. The prevailing party shall be entitled to reasonable legal fees and costs incurred in connection with any litigation arising under or related to this Consulting Agreement.

7.5 Severability. If any provision of this Consulting Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Consulting Agreement shall not be affected thereby.

7.6 Amendment and Waiver. This Consulting Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Consulting Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Consulting Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to see a remedy for non-compliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such non-compliance or breach.

7.7 Binding Effect. The provisions of this Consulting Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

7.8 Notice. All notices and other communications under this Consulting Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Consultant contained in the records of the Company at the time of such notice. Any party may change such party's address for notices by notice duly given pursuant to this Section 7.8.

 7.9 Headings, Pronouns, Presumption. The section and other headings contained in this Consulting Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Consulting Agreement. Any and all uses of masculine or feminine pronouns herein are solely to aid in the ease of reading this Consulting Agreement and any such pronoun usage shall have equal application to the members of the opposite gender. The parties have negotiated this Consulting Agreement at arm's length and have each had the opportunity to consult with counsel regarding the meaning and effect of this Consulting Agreement; accordingly, no presumption shall attach with respect to the identity of the party drafting any provision hereof.

7.10 Assumption of Agreement. In the event of the sale of the stock or substantially all of the assets of the Company, the Company shall cause the purchaser to assume the Company's obligations hereunder.

7.11 Execution. This Agreement may be executed by facsimile signature with the original signature to follow promptly, and/or in counterpart originals, which together shall constitute a single agreement.

Angiotech Pharmaceuticals, Inc.	Employee:
By:
William L. Hunter, MD
President and Chief Executive Officer

Dated: _____, 2004	Dated: April 23, 2004

EXHIBIT C
EXECUTIVE CHANGE OF CONTROL AGREEMENT

This Agreement is made as of April 23, 2004, between Angiotech Pharmaceuticals, Inc., a British Columbia corporation ha mg an office at 6660 N.W. Marine Drive, Vancouver, British Columbia V6T 1Z4 (the "Company") and William L. Hunter, MD, of Vancouver, British Columbia ("the "Employee"). This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof, which prior agreements are hereafter deemed null and void.

THIS AGREEMENT WITNESSES:

1.

Definitions - In this Agreement, the following terms shall have the meanings ascribed below:

(a)

"Change of Control" means:

(i)

a change in the composition of the board of directors of the Company, as a result of which fewer than one-half of the incumbent directors are directors who had been directors of the Company 12 months prior to such change, with the exception of any such change in the composition of the board made with the approval of the board as it was constituted immediately prior to such change; or

(ii)

the acquisition or aggregation of securities by any Person pursuant to which such Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding base capital stock (meaning the securities of the Company ordinarily, and apart from rights accruing under special circumstances, having the right to vote at elections of directors of the Company), except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of base capital stock, and any decrease thereafter in such Person's ownership of securities shall be disregarded until such Person increases in any manner, directly or indirectly, his, her or its beneficial ownership of any securities of the Company.

(b)

"Employee Benefit Plans" means such medical, dental, eye care, disability, life and other health insurance benefit plans maintained, in whole or in part, by the Company on behalf of employees generally or executive employees over a certain grade level.

(c)

"Employee Option Plans" means such stock option, stock appreciation rights, restricted stock, phantom stock or similar plans or agreements maintained, in whole or in part, by the Company on behalf of either employees generally or executive employees over a certain grade level.

(d)

"Executive Compensation Programs" means, any compensation programs maintained, in whole or in part, by the Company on behalf of executive employees over a certain grade level, including without limitation bonus or incentive programs tied to the performance of the Company.

(e)

"Good Reason" means a material reduction in the authority or responsibility of the Employee, one or more reductions, in the cumulative amount of 5 percent or more, in the Base Compensation of the Employee or any notification to the Employee that his or her principal place of work will be relocated by a distance of 80 kilometres or more.

(e)

"Person" means any individual, partnership, unincorporated organization or association, trust, body corporate, government or government agency or authority, trustee, executor, administrator or other legal representative or other legal entity whatsoever.

(f)

"Term" means the time period from the effective date of this Agreement until the employment of the Employee is terminated.

2.

Change of Control - If a Change of Control occurs during the Term, the Employee shall become fully vested under all Employee Option Plans and Executive Compensation Programs, regardless of any provision in such plans or agreements that do not provide for full vesting.

3.

Rights Upon Termination Due to Change of Control — In addition to any other rights the Employee may have against the Company, if at the time of a Change of Control or within twelve (12) months after the occurrence of a Change of Control, either:

(a)

the Employee voluntarily resigns his or her employment for Good Reason; or

(b)

the Company terminates the Employee's employment for any reason;

then the Employee shall be entitled to the following payments and benefits:

(c)

an amount equal to three times the Employee's base annual compensation, payable in one lump sum within five (5) business days from the termination of the Employee's employment unless the Company and the Employee agree otherwise in writing;

(d)

an amount equal to three time the average of the amounts paid annually to the Employee over the previous three years of employment, or if the Employee has been employed fewer than three years,  the average of the amounts paid annually to the Employee during his employment with the Company, under all Executive Incentive Compensation Programs or Executive Bonus Plans, pursuant to Section    2, payable in one lump sum within five (5) business days from the termination of the Employee's employment unless the Company and the Employee agree otherwise in writing; and

(e)         during the period commencing on the date when the termination of the Employee's employment is effective and ending on the date thirty-six (36) months after such date, the Employee (and, where applicable, the Employee's dependents) shall be entitled to continue participation in all Employee Benefit Plans maintained by the Company, including without limitation life, disability and health insurance programs, as if the Employee were still an employee of the Company. Where applicable, the Employee's salary for purposes of such plans shall be deemed to be equal to the Employee's base annual compensation and to the extent that the Company finds it impossible to cover the Employee under its Employee Benefit Plans during the period set out above, the Company shall provide the Employee with individual policies which offer at least the same level of coverage and which impose not more than the same costs on the Employee. In the event the Employee becomes eligible for comparable coverage to that set out in the Employee Benefit Plans during the period set out above, the coverage provided under this Paragraph (e) shall terminate immediately.

4.

Miscellaneous Provisions - The following miscellaneous provisions shall apply to this Agreement:

(a)

Company's Successors - The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation, benefits   and reimbursements to which he or she would have been entitled hereunder as if there had been a Change of Control and a term due to Change of Control. For all purposes under this Agreement, the    term "Company" shall include any successor to the Company's business and/or assets which executes   and delivers the assumption agreement described in this Subsection 4(a) or which becomes bound by   this Agreement by operation of law.

(b)

No Assignment - The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including without limitation by bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection 4(b) shall be void.

(c)

Waiver - No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach   of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at    another time.

(d)

Employee's Successors - This Agreement and all rights of the Employee hereunder shall enure to the benefit of and be binding on the Employee's heirs and legal personal representatives.

(e)

Counterparts - This Agreement may be executed by the parties in counterpart, and may be delivered by fax. Notwithstanding the date of the execution of and delivery of any such counterparts, their date of execution shall be deemed to be the effective date of this Agreement as set out above.

IN WITNESS WHEREOF each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Angiotech Pharmaceuticals, Inc.

/s/ David T.Howard	/s/ William L. Hunter
David T. Howard	William L. Hunter, MD
Chair of Compensation Committee	President and Chief Executive Officer
Board of Directors

EXHIBIT D
EMPLOYEE CONFIDENTIALITY, INVENTIONS, AND NON-COMPETITION AGREEMENT

This Agreement is made and entered into as of ____, 2004, by and between Angiotech Pharmaceuticals, Inc., a Canadian corporation, (the "Company") and William L. Hunter, MD of 444 West 15th Avenue Vancouver, BC, V6R 3B2 (the "Employee"). This Agreement is in addition to the Employee Confidential, Inventions, and Non-Competition Agreement executed between the parties in October 1992, as set out in Article 7.3 of the Executive Employment Agreement. The Employee acknowledges that this Agreement is an express condition of him being employed by and/or his ongoing employment with Angiotech Pharmaceuticals, Inc. Therefore, in consideration of the Employee's initial and/or ongoing employment, and the special training and knowledge that the Employee will acquire through his employment with the Company, and of the covenants and conditions contained herein, the parties agree as follows:

1.

Confidential Information.

1.1. Company Secrets. During and after the Employee's employment with the Company, the Employee will protect and hold in strictest confidence and not use nor disclose any Confidential Information of the Company and its subsidiaries, affiliates and business relations. Confidential Information includes, without limitation, Inventions (as defined below), ideas, discoveries, trade secrets, techniques, research, laboratory notes, data, analysis, manufacturing and production processes, plans, programs, software source and object codes, specifications, drawings, diagrams, schematics, formulae, algorithms, product designs and concepts, prototypes, devices, biological materials and their progeny and derivatives, drug formulations, reports, pre-clinical and clinical trials (abandoned or undertaken), studies, regulatory filings and correspondences, technical know-how, methods, patent portfolio, customer and supplier lists, customer requirements, price lists and policies, budgets, projections, bids, costs, financial reports and information, financing materials, training programs and manuals, and sales and marketing programs, materials, plans, and strategies (jointly, "Confidential Information"), but excludes, with limitation, information and materials which the Employee can reasonably demonstrate: (i) were known by the Employee prior to the Company's disclosure to the Employee, (a) rightfully came into the Employee's possession from a third party who was not under any obligation, either directly or indirectly, to the Company to maintain the confidentiality, or (b) had become generally available to the public through no fault of the Employee. The Employee will not disclose, use, copy, publish, summarize or remove from the Company's premises any material containing or disclosing any portion of the Confidential Infoithation, except as necessary to carry out the Employee's assigned responsibilities as a Company employee. The Employee shall as appropriate mark all items containing any of the Confidential Information with prominent confidentiality notices acceptable to the Company. Upon termination of the Employee's employment or the earlier request of the Company, all material containing or disclosing any portion of the Confidential Information shall be returned to the Company.

1.2

Third Party Information. During and after the Employee's employment with the Company, the Employee will not (a) use any confidential and proprietary information of the Company's customers, vendors, consultants and other parties with whom the Company does business ("Third Party Information") or (b) disclose any Third Party Information to anyone other than the Company personnel   who need to know the same in connection with their work for the Company, without the prior written authorization of an officer of the Company.

2.

Inventions.

2.1. Assignment. All ownership and other rights in all works, programs, know-how, techniques, formulas, data, manuals, methods, inventions, ideas, designs, improvements, discoveries, processes and other works of authorship developed, conceived or reduced to practice by the Employee, whether alone or with others, during the term of his employment by the Company, shall be the exclusive property of the Company ("Inventions"). This will be the case whether or not an Invention is: (a) capable of being protected by copyright, patent, trade secret, industrial design, trade mark or other similar legal protection, (b) conceived, developed or reduced to practice by the Employee during or outside his regular working hours, or (c) conceived, developed or reduced to practice by the Employee alone or jointly with others. However, it is acknowledged and agreed that the term "Invention" shall not include any invention developed by the Employee outside his regular working hours if such invention: (i) was not within the scope of the Employee s employment duties, and (ii) was conceived, developed and reduced to practice without the use of Confidential Information and the Company's corporate resources. The Employee hereby irrevocably agrees to and does hereby sell, assign and transfer to the Company or the Company's designee all rights, title and interest the Employee may now or in the future have in and to the Inventions, and any improvements thereon, and waive his moral rights to any and all copyrights subsisting in the Inventions. The Employee will assist the Company as reasonably requested, at the Company's expense but without additional compensation to the Employee, during and after the term of his employment to obtain, perfect, sustain, and enforce, the Company's rights in and ownership of the Inventions covered hereby, including without limitation, the execution of additional instruments of conveyance and assisting the Company with applications for patents or copyright or other registrations. If the Company, after reasonable efforts, is unable to obtain the Employee's signature to any such instruments (without regard to whether or not the Employee is at that time employed by the Company), the Employee hereby irrevocably designates and appoints the Company as the Employee's agent and attorney-in-fact, which appointment includes an interest, for and in the Employee's behalf to execute, verify and file any such instruments and such other lawfully permitted acts to further the purposes of this Section 2.1 with the same legal force and effect as if executed by the Employee.

2.2. Information on Inventions. During the Employee's employment by the Company and for six months after termination of such employment for any reason, the Employee will promptly disclose to the Company in writing all Inventions developed, conceived or reduced to practice by the Employee, whether alone or jointly. To the extent disclosure of such Inventions violates any obligations of confidentiality to a third party, the Employee will promptly disclose a brief description of such Inventions, a list of the parties to whom the Inventions belong, and the reason full disclosure is prohibited.

2.3. Prior Inventions. Any Inventions which the Employee alone or jointly developed, conceived or reduced to practice or caused to be developed, conceived or reduced to practice prior to employment by the Company which the Employee wishes to exclude from the scope of this Agreement are set forth in Exhibit 1 attached hereto ("Prior Inventions"). To the extent disclosure of any such Prior Inventions violates any prior obligations of confidentiality to a third party, Exhibit 1 must include a brief description of such Prior Invention, a list of the parties to whom such Prior Inventions belong and the reason full disclosure is prohibited. To the extent that no Prior Inventions are set forth in Exhibit 1, the Employee represents that no such Prior Inventions exist. Notwithstanding the foregoing, if the Employee incorporates, in the course of his employment by the Company, any Prior Inventions into a product, process, service or machine of the Company, the Employee hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, have made, use, sell, copy, distribute, modify, and otherwise to practice and exploit such Prior Inventions.

3. Non-competition and Non-solicitation.

Employee Confidentiality, Inventions, and Non-competition Agreement - 2

3.1. The Employee agrees that during the Employee's employment by the Company and for one (1) year after termination of such employment for any reason (the "Noncompete Period"), the Employee will not in any capacity (including without limitation, as an employee, officer, agent, director, consultant, owner, shareholder, partner, member or joint venture) directly or indirectly, whether or not for compensation, engage in or assist others to engage in any business that is, or is preparing to be, in competition with any product or service developed, in development, distributed or offered by the Company up to the time of termination of the Employee's employment; provided, however, that nothing herein shall prevent the purchase or ownership by the Employee of shares which constitute less than one percent of the outstanding equity securities of a publicly-held company. The parties agree that the Company is in the business of delivering drugs from medical devices and/or implants, as well as the delivery of anti-angiogenic agents, such as paclitaxel, for the treatment of inflammatory diseases (e.g., multiple sclerosis, arthritis, and psoriasis) (collectively, the "Business"). The parties acknowledge that the Business of the Company is worldwide in scope, and specifically that the Company's competitors and its actual and potential customers are located throughout the world.

3.2. The Employee further agrees that during his employment and during the Noncompete Period, the Employee will not for any purpose competitive to the Business of the Company call on, reveal the name of, solicit, accept business from or attempt to entice away any actual or identified potential customer of the Company, nor will he assist others in doing so. The Employee further agrees that during his employment and during the Noncompete Period, he will not encourage nor solicit nor assist others to encourage or solicit any other employee or consultant of the Company to leave such employment or business relationship for any reason.

3.3. The Employee acknowledges that the covenants in Sections 3.1, and 3.2 are reasonable in relation to the Business in which the Company is engaged, the position the Employee has been afforded with the Company, and the Employee's existing and to be acquired knowledge of the Company's business, and that compliance with such covenants will not prevent him from pursuing his livelihood. However, should any court of competent jurisdiction find that any provision of such covenants is unreasonable, whether in period of time, geographical area, or otherwise, then in that event the parties agree that such covenants shall be interpreted and enforced to the maximum extent which the court deems lawful.

4.

Remedies. The Employee acknowledges that the harm to the Company from any breach of the Employee's obligations under or related to this Agreement will be difficult to determine and will be wholly or partially irreparable, and such obligations may be enforced by injunctive relief and other available remedies at law or in equity. The parties further agree that the Company shall not be required to post any bond in connection with enforcement of the Employer's obligations hereunder (unless required by law or court rule, in which case the bond shall be $5,000), and that the Company in its sole discretion shall be entitled to inform third parties of the existence of this Agreement and of the Employee's obligations hereunder. Any amounts received by the Employee or by any other party through the Employee in breach of this Agreement shall be held in trust for the benefit of the Company.  In the event the Employee breaches Section 3.1 or 3.2, the Noncompete Period shall be extended by the period of time during which the Employee is in breach of Section 3.1 or 3.2, as the case maybe. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of confidential information (including trade secrets) or otherwise. No term of any agreement between the Employee and the Company requiring the arbitration of disputes shall apply to any actual or threatened breach of this Agreement.

5.

No Conflicting Agreements. The Employee represents that the Employee (a) has no conflicting obligations to assign any Invention and (b) has no other employment, consultancy nor undertakings that could restrict or impair the Employee's performance of this Agreement. The Employee warrants that any and all items, methods, technology, and Inventions of any nature developed or provided by the Employee to the Company that are in any way for or related to the Company's Business will be original to the Employee and will not, as provided to the Company or when used and exploited by the Company and its contractors, customers and their respective successors and assigns, infringe in any respect the rights or property of the Employee or any third party. The Employee will indemnify the Company for all losses, claims, and expenses (including reasonable attorneys' fees) arising from any breach of the Employee's warranties.

Employee Confidentiality, Inventions, and Non-competition Agreement - 3

6. Miscellaneous.

6.1. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, representatives, executors and administrators of the parties. The phrase "an officer of the Company" as used herein shall refer to an officer of the Company other than the Employee. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision.

6.2. Governing Law; Venue. This Agreement will be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to its conflicts of laws rules. The parties hereby agree the venue for all matters and actions arising under this Agreement shall be and remain in the court of competent authority situated in Vancouver, British Columbia, and the parties hereby irrevocably consent to the personal jurisdiction of such court. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection with any such litigation arising under or related to this Agreement.

6.3. Entire Agreement; Severability. This Agreement represents the entire agreement between the Company and the Employee concerning the subject matter hereof and supersedes all prior agreements, correspondence and understandings, whether oral or written, with respect to that subject matter. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby. Nothing herein shall be deemed to relieve the Employee of his obligations under any Non-competition, Confidentiality and Inventions Agreement between the Employee and Angiotech Pharmaceuticals, Inc.

6.4. Masculine/Feminine Pronouns. Any and all uses of masculine or feminine pronouns herein are solely to aid in the ease of reading this Agreement and any such pronoun usage shall have equal application to the members of the opposite gender.

6.5. Counterparts. This Agreement may be executed by the parties in counterpart, and may be delivered by fax. Notwithstanding the date of the execution of and delivery of any such counterparts, their date of execution shall be deemed to be the effective date of this Agreement as set out above.

BY SIGNING BELOW, THE EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTANDS IT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL WITH RESPECT TO THIS AGREEMENT.

Angiotech Pharmaceutical Inc.	Employee:
By: /s/ David T. Howard	/s/ William L. Hunter, MD
David T. Howard	William L. Hunter, MD
Chair of Compensation Committee	President and Chief Executive Officer
Board of Directors

Dated: 30 April, 2004	Dated: April 23, 2004

Employee Confidentiality, Inventions, and Non-competition Agreement - 4

Exhibit 1

Employee's Prior Inventions

Employee Confidentiality, Inventions, and Non-competition Agreement 5